Exhibit 99.2

THE BEARD COMPANY		News Release
Enterprise Plaza, Suite 320
	5600 North May Avenue	Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333	OTCBB: BRCO

THE BEARD COMPANY ANNOUNCES

COMMENCEMENT OF

$1,268,000 CONVERTIBLE NOTE OFFERING

FOR IMMEDIATE RELEASE: Wednesday, October 4, 2006

Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today announced that it is offering up to $1,268,000 aggregate principal amount of 12% Convertible Subordinated Notes (the “Notes”) which are convertible into shares of our common stock (the “Underlying Common Stock”). Two Series of Notes will be offered to accredited investors in a private placement on a best efforts basis. We will offer up to $700,000 of the Series A Notes, which will be due on August 30, 2008. The Series A Notes will be sold for cash, with a minimum investment of $10,000. The offering may be closed in one or more stages upon the earlier to occur of (i) acceptance of a minimum of $236,667 of subscriptions, or (ii) November 30, 2006.

The Notes are convertible into shares of our common stock. The conversion price for the Notes will be determined by the weighted average closing price of our common stock during the 90-day period preceding the date each subscription is received by us, subject to a floor of $1.00 per share; provided, however, that notes issued in connection with subscriptions received on or before October 19, 2006 will have a conversion price of $1.00. We may force conversion of the Notes after March 31, 2008 if the weighted average closing sales price of our common stock has been more than two times the Conversion Price for more than forty (40) consecutive trading days.

We are also allowing holders of our outstanding Production Payments due November 30, 2006 (the “Production Payments”) to tender their Production Payments in exchange for the Series B Notes, which will be due on November 30, 2008. There are presently $568,000 of Production Payments outstanding. Holders who exchange their Production Payments can also purchase Series A Notes for a minimum investment of $1,000. The exchange will be handled solely by us.

The securities offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold absent registration or an applicable exemption from the registration requirements.

The Beard Company’s common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, oil and gas production, and its e-commerce activities aimed at developing business opportunities to leverage starpay™’s intellectual property portfolio of Internet payment methods and security technologies.

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Statements regarding future profitability and operations, including the timing of those activities, are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact us. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in our filings with the Securities and Exchange Commission. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or otherwise.

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FOR FURTHER INFORMATION CONTACT: Herb Mee, Jr.

Fax Number (405) 842-9901	Email: hmee@beardco.com